                                    EXHIBIT 5
                                    ---------

                               Gadsby & Hannah LLP
                               225 Franklin Street
                                Boston, MA 02110

                                  June 17, 1999

Board of Directors
Panera Bread Company
7930 Big Bend Boulevard
Webster Grove, MO 63119

Gentlemen:

      You have requested our opinion, as counsel to Panera Bread Company (the "Company"), with respect to certain matters in connection with a proposed offering (the "Offering") of up to 454,179 shares of the Company's Class A Common Stock, $.0001 par value (the "Shares") to be made pursuant to a Registration Statement on Form S-3 filed with the Securities and Exchange Commission on or about June 16, 1999 (the "Registration Statement").

      In rendering this opinion, we have reviewed, among other documents, the Company's Certificate of Incorporation, the Company's Bylaws, and the minutes of the Company's Board of Directors relating to the Offering. We have also considered such statutes, rules and regulations as we have deemed relevant for the purposes hereof.

      We express no legal opinion upon any matter other than those explicitly addressed in the numbered paragraphs below, and our express opinions therein contained shall not be interpreted to be implied opinions upon any other matter.

      Based on the foregoing, it is our opinion that:

      1. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

      2. The Shares to be sold by the Company, when issued and sold pursuant to the Registration Statement, will be validly authorized, legally issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

                             Very truly yours,

                             /s/ Gadsby & Hannah LLP


                                      E-3